Exhibit (g)(2)(i)

AMENDED AND RESTATED SCHEDULE II

THIS SCHEDULE II, amended and restated as of November 27, 2012 to reflect the current series of the RBC Funds Trust, is Schedule II to that certain Custody Agreement dated as of August 1, 2011 between The Bank of New York Mellon and RBC Funds Trust.

SERIES

FUND

RBC BlueBay Emerging Market Corporate Bond Fund
RBC BlueBay Emerging Market Select Bond Fund
RBC BlueBay Global High Yield Bond Fund
RBC BlueBay Global Convertible Bond Fund
RBC BlueBay Absolute Return Fund

RBC FUNDS TRUST

By:	/s/ Kathleen Gorman
Name:	Kathleen Gorman
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ William Blatchford
Name:	William Blatchford
Title:	Managing Director